Pricing Supplement Dated November 21, 1995        Rule 424(b)(3)
                                               File No. 33-50333
(To Prospectus dated October 8, 1993 and
Prospectus Supplement dated August 1, 1995)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: November 21, 1995  Original Issue Date: November 28,
                                                    1995
Principal Amount: $50,000,000 Net Proceeds to Issuer: $49,000,000
Issue Price: (see below)      Agent's Capacity:
Selling Agent's               x Principal Basis      Agency Basis
     Commission/Discount: $1,000,000
Interest Rate: 7.00% per annum     Interest Payment Dates: 15th
Maturity Date: November 15, 2010   day of each month commencing
                                   December 15, 1995
_________________________________________________________________

Form:     x    Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to maturity x The Notes may be redeemed prior to maturity on
               November 15, 1999 and semi-annually thereafter on 30 calendar days notice

     Initial Redemption Date: November 15, 1999

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

          x    The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes       x  No

The covenant defeasance provisions of the Indenture described under"Description of Debt Securities -- Defeasance and Covenant
Defeasance" in the Prospectus will apply to the Notes.
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                       Merrill Lynch & Co.

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The Notes described herein are being purchased by Merrill Lynch &
Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium - Term Notes". The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent.